Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS AND U.S. CELLULAR RECEIVE FURTHER EXTENSIONS FROM AMEX AND LENDERS Companies require additional time to complete restatement of prior period results

CHICAGO - Feb. 12, 2007 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] today announced that the American Stock Exchange (AMEX) granted both companies an extension until March 14, 2007 to regain compliance with AMEX listing standards resulting from delayed filing with the Securities and Exchange Commission (SEC) of their Forms 10-Q for the quarter ended Sept. 30, 2006. Previously, the AMEX had notified both companies that it had accepted their plans to regain compliance and had granted both companies an extension until Feb. 12, 2007 to make these delayed filings. TDS and U.S. Cellular continue to be noncompliant with the listing standards of the AMEX and their listing is being continued pursuant to the additional extension of time to March 14, 2007 to regain compliance.

TDS and U.S. Cellular require additional time to complete the restatement of prior period results announced on Nov. 6, 2006. As a result, the companies may not be able to complete and file their Forms 10-K for the year ended Dec. 31, 2006 and their Forms 10-Q for the quarter ended March 31, 2007 on time. TDS and U.S. Cellular are working diligently to complete and file these additional forms accurately and as timely as possible. If necessary, TDS and U.S. Cellular will seek extensions from the AMEX for filing their Forms 10-K for the year ended Dec. 31, 2006 and their Forms 10-Q for the quarter ended March 31, 2007 after these documents are considered late.

In addition, both companies have received extended waivers from their lenders under credit agreements and from counterparties under certain forward contracts provided that that they file their Forms 10-Q for the quarter ended Sept. 30, 2006 by March 14, 2007, their Forms 10-K for the year ended Dec. 31, 2006 within 60 days of filing the Forms 10-Q for the quarter ended Sept. 30, 2006, and their Forms 10-Q for the quarter ended March 31, 2007 within 45 days of filing the 2006 Forms 10-K. Waivers of defaults were previously extended, on the condition that the companies file their Forms 10-Q for the quarter ended Sept. 30, 2006 on or before the extended due date of Feb.12, 2007.

On Nov. 6, 2006, the companies announced that they would restate financial results for each of the years ended Dec. 31, 2002 - 2005, quarterly information for 2004 and 2005, and the first and second quarters of 2006. The restatement was required primarily to correct the accounting for prepaid forward contracts under Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. The companies have also included adjustments in the restatement for items representing out-of-period adjustments and corrections of errors, some of which were identified during 2006.

About TDS
TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of Sept. 30, 2006, the company employed 11,700 people and served 6.9 million customers/units in 36 states.

About U.S. Cellular
As of Sept. 30, 2006, U.S. Cellular Corporation, the nation's sixth-largest wireless service carrier, provided wireless service to 5.7 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support, and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; possible future restatements; pending and future litigation; acquisitions/ divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS or its business units, visit:
TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com